Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025
OpGen, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of OpGen, Inc. effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5550(a)(2).The Company was notified of the Staff determination on December 6, 2023. On December 11, 2023 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On February 9, 2024 the Panel reached a decision and a Decision letter was issued. On April 18, 2024 Staff issued an Additional Staff Delist Determination Letter because the Company was in violation of Listing Rule 5250(c)(1) and 5550(b)(1). On August 16, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on August 20, 2024. The Staff determination to delist the Company security became final on December 20, 2024.